Valery G. Otchertsov

Valery Otchertsov, age 58, has served as a Director of Dune since May 2004. Since 1999, Mr. Otchertsov has held the position of President of Itera Holding Ltd and since 2003 Chairman of the Management Board of Itera Oil and Gas Company Ltd. (Itera). Itera's operating entities are engaged in the business of production, transportation, marketing and sales of natural gas throughout the Former Soviet Union. From 1997 -1999, Mr. Otchertsov served as First Vice-President of Itera International Group of Companies. From 1991 -1996, Mr. Otchertsov served as Minister of Economics and Finance, Deputy Chairman of the Cabinet of Ministers of Turkmenistan. He graduated with a Bachelors degree from Izhevsk Mechanical Institute.

Raissa S. Frenkel

Raissa Frenkel, age 43, has served as a Director of Dune since May 2004. Dr. Frenkel has been a member of the Board of Directors of the Itera Oil and Gas Company Ltd (Itera) since 2002. Itera's operating entities are engaged in the business of production, transportation, marketing and sales of natural gas throughout the Former Soviet Union. Since 2003, Dr. Frenkel has been Executive Vice-President of Itera International Energy Corp. an Itera subsidiary operating in the US gas, real estate and commodity business. From 1994-2002 Dr. Frenkel was a Vice-President with Itera International Energy Corp. She graduated from the Kazan Finance and Economics Institute in 1982 and received her PHD from Kazan State University in 1989.

Steven M. Sisselman

Steven Sisselman, age 45, has served as a Director of Dune since May 2004. From 1995 to the present, Mr. Sisselman has been a Vice-President of Business Development with Itera International Energy Corp., an Itera subsidiary operating in the US gas, real estate and commodity business. From 1992-1994, Mr. Sisselman was Vice-President of Dalon Inc., a petroleum trading company, responsible for trading crude oil and petroleum products from the former Soviet Union. For the 12 years prior to 1992, Mr. Sisselman was employed by Charter Oil Company, UBS AG, and Astra Oil working in various financial and trading positions both in the US and London, England. He graduated from University of Florida in 1980 with a BS in Business Administration with a major in Finance